Exhibit (d)(38)(a)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

VOYA INVESTMENT MANAGEMENT CO. LLC (FORMERLY, ING INVESTMENT

MANAGEMENT CO. LLC)

THIS AMENDMENT is made as of May 1, 2014 to the Sub-Advisory Agreement dated May 1, 2013 (the “Agreement”) between Transamerica Asset Management, Inc. and Voya Investment Management Co. LLC (formerly ING Investment Management Co. LLC) (the “Sub-Adviser”) on behalf of Transamerica Voya Limited Maturity Bond VP, Transamerica Voya Large Cap Growth VP, Transamerica Voya Mid Cap Opportunities VP and Transamerica Voya Intermediate Bond VP (the “Portfolios”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Sub-Adviser Name Change. Any references to ING Investment Management Co. LLC are revised to mean Voya Investment Management Co. LLC, in response to the name change of the Sub-Adviser, effective May 1, 2014.

2.	Portfolio Name Change. Any references to Transamerica ING Limited Maturity Bond VP, Transamerica ING Large Cap Growth VP, Transamerica ING Mid Cap Opportunities VP and Transamerica ING Intermediate Bond VP are revised to mean Transamerica Voya Limited Maturity Bond VP, Transamerica Voya Large Cap Growth VP, Transamerica Voya Mid Cap Opportunities VP and Transamerica Voya Intermediate Bond VP, in response to the name change of each of the Portfolios, effective May 1, 2014.

In all other respects, the Sub-Advisory Agreement dated May 1, 2013 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of May 1, 2014.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President

VOYA INVESTMENT MANAGEMENT CO. LLC

By:
Name:
Title: